Exhibit 99.1

Colony Financial, Inc. to Combine with Colony Capital, LLC

LOS ANGELES, December 23, 2014 — Colony Financial, Inc. (NYSE: CLNY) and the parent company of its manager, Colony Capital, LLC (“Colony Capital”), today announced that the parties have signed a definitive agreement for the contribution to CLNY of substantially all of Colony Capital’s real estate and investment management businesses and operations for an aggregate potential consideration of up to $657.5 million (the “Proposed Transaction”), to be paid in a combination of shares of CLNY common stock and membership interests in a subsidiary of CLNY that will hold CLNY’s business and operations, and otherwise on terms consistent with the non-binding agreement in principle jointly announced by the parties on November 4, 2014.

The number of shares and membership interests to be issued in the Proposed Transaction is based on a per share price of $22.05 per share or membership unit, which is based on a fair value per CLNY common share on September 30, 2014.

The aggregate potential consideration of $657.5 million consists of:

•	fixed upfront consideration equal to approximately $547.5 million;

•	contingent consideration of up to approximately $110 million, subject to multi-year performance targets for achievement of certain adjusted funds from operations per share targets and capital-raising thresholds from the funds management businesses. If the minimum performance target for either of these metrics is not met or exceeded, the contingent consideration paid in respect of the other metric would not be paid out in full.

Up to $15 million of the contingent consideration may be reallocated to upfront consideration if the volume-weighted average closing price of CLNY common stock over the 10 trading days prior to the 10th calendar day preceding the date of a shareholder vote in connection with the Proposed Transaction were to exceed $24.05, with the full $15 million reallocated if such volume-weighted average closing price of CLNY common stock were to exceed $27.05.

The Proposed Transaction was unanimously approved by a special committee comprised of independent and disinterested members of CLNY’s board of directors. The combined company will be led by Colony Capital’s Executive Chairman, Thomas J. Barrack, Jr., and its Chief Executive Officer, Richard B. Saltzman, who have both entered into five-year employment agreements with CLNY to become effective at closing, and will continue to oversee and manage the day-to-day business operations of the group.

The Proposed Transaction is expected to close in the first half of 2015 and remains subject to: (i) regulatory approvals; (ii) the approval of a supermajority of two-thirds of CLNY’s disinterested shareholders voting at the shareholder’s meeting; and (iii) certain other customary closing conditions. Upon closing, CLNY will become a self-managed real estate investment trust and will be empowered to form and invest as general partner in new funds under the Colony name.

About Colony Financial, Inc.

CLNY is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of real estate-related debt and equity investments at attractive risk-adjusted returns. CLNY’s investment portfolio and target assets are primarily composed of interests in: (i) real estate and real estate-related debt, including loans acquired at a discount to par in the secondary market and new originations; and (ii) real estate equity, including single family homes held as rental investment properties. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). CLNY has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

About Colony Capital, LLC

Colony Capital is a privately held independent global real estate investment firm and registered investment advisor headquartered in Los Angeles, California and founded in 1991 by Thomas J. Barrack, Jr. The firm has an extensive global footprint and corresponding infrastructure, with approximately 300 direct employees operating in a total of thirteen offices in countries including China, France, Germany, Italy, Lebanon, Luxembourg, South Korea, Spain, the United Kingdom and the United States. Over the past 23 years, Colony Capital has established 49 investment vehicles, including CLNY, global and domestic investment funds, dedicated regional investment funds, listed securities, and investment-specific co-investment vehicles, raising an aggregate of over $24 billion of equity capital, which has been invested in most major sectors of the domestic and international real estate markets and select non-real estate transactions including media and entertainment. Over its history, Colony Capital has acquired over 37,000 loans/assets representing $60 billion in value.

Advisors

Morgan Stanley & Co. LLC acted as financial advisor to the Special Committee of the Board of Directors of Colony Financial in connection with the transaction. Wachtell, Lipton, Rosen & Katz acted as legal advisor to the Special Committee of the Board of Directors in connection with the transaction. Hogan Lovells acted as legal advisor to Colony Financial in connection with the transaction. Goldman, Sachs & Co. acted as financial advisor to Colony Capital in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Colony Capital in connection with the transaction.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward looking statements: the failure to receive, on a timely basis or otherwise, the required approvals by CLNY’s stockholders, governmental or regulatory agencies and third parties; the risk that a condition to closing of the Proposed Transaction may not be satisfied; CLNY’s ability to consummate the Proposed Transaction; operating costs and business disruption may be greater than expected; the ability of Colony Capital to retain its senior executives and maintain relationships with business partners pending consummation of the Proposed Transaction; and the impact of legislative, regulatory and competitive changes and other risk factors relating to the industries in which CLNY operates, as detailed from time to time in CLNY’s reports filed with the SEC. There can be no assurance that the Proposed Transaction will in fact be consummated.

Neither CLNY nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of this press release. CLNY is not under any duty to update any of these forward-looking statements after the date of this press release, nor to conform CLNY’s prior statements to actual results or revised expectations, and CLNY does not intend to do so.

Additional Information and Where to Find It

This press release is being made in respect of the Proposed Transaction involving CLNY and Colony Capital and certain of their affiliates. The Proposed Transaction will be submitted to the stockholders of CLNY for their consideration. In connection with the Proposed Transaction, CLNY intends to file a proxy statement and other documents regarding the Proposed Transaction with the SEC. INVESTORS AND STOCKHOLDERS OF CLNY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) REGARDING THE PROPOSED TRANSACTION AND OTHER DOCUMENTS RELATING TO THE TRANSACTIONS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to CLNY’s stockholders. You may obtain copies of all documents filed with the SEC concerning the Proposed Transaction, free of charge, at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by CLNY through its website at http://www.colonyfinancial.com. The information on our website is not, and shall not be deemed to be a part hereof or incorporated into this or any other filings with the SEC. You may also request them in writing, by telephone or via the Internet at:

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

(310) 282-8820

Attn: Investor Relations

Website: http://www.colonyfinancial.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

CLNY, Colony Capital, CFI RE Masterco, LLC, Richard Saltzman, Colony Capital Holdings, LLC, New Colony Holdings LLC, CCH Management Partners I, LLC and FHB Holding LLC and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from CLNY’s stockholders in respect of the Proposed Transaction. Information about CLNY’s directors and executive officers is available in CLNY’s definitive proxy statement, dated April 1, 2014, for its 2014 annual meeting of stockholders. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from CLNY’s stockholders in connection with the Proposed Transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in CLNY will be set forth in the proxy statement in respect of the Proposed Transaction when it is filed with the SEC. You can obtain free copies of these documents, which are filed with the SEC, from CLNY using the contact information above.

Contact

Ronald M. Sanders

310-282-8820

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